                    AMENDED AND RESTATED OPERATING AGREEMENT


         THIS AMENDED AND RESTATED OPERATING AGREEMENT (the "Agreement") is dated as of the 25th day of February, 2000 by and between AT&T Wireless Services, Inc., on behalf of itself and its Affiliates listed in Schedule 1 hereto (individually and collectively, "AWS") and ACC Acquisition LLC, on behalf of itself and its Affiliates listed in Schedule 2 hereto (individually and collectively, "ACC"). AWS and ACC are sometimes referred to, individually, as a "Party" and together as "Parties."


                                  R E C I T A L


         WHEREAS, each of AWS and ACC desires to make arrangements to facilitate the provision of voice and voice-related mobile wireless radiotelephone service to its Customers through the wireless radiotelephone facilities of the other Party in a manner providing a common look and feel and the appearance of seamlessness between the Parties' facilities, in accordance with the terms of this Agreement; and

         WHEREAS, the parties hereto entered into an Operating Agreement, dated as of January 31, 2000 (the "Original Agreement");

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein set forth and intending to be legally bound hereby, the Parties agree, and the Original Agreement is hereby amended and restated in its entirety, as follows:


                                   ARTICLE I.

                                   DEFINITIONS

         As used in this Agreement, the terms below shall have the following meanings:

         ACC has the meaning set forth in the first paragraph of this Agreement.

         ACC SERVICE AREA means the geographic area in which ACC and those of its Affiliates now or hereafter listed on Schedule 2 provide Service.

         ACC SYSTEM means the facilities owned and/or operated by ACC with which it provides Service anywhere within the ACC Service Area.

         ACC TDMA SYSTEM means that portion of the ACC System located in the markets listed on Exhibit A.

         ADDITIONAL FEATURES means the Features that are offered by AWS to their Customers in their Home Service Areas and are adopted by ACC pursuant to Section
10.3.3. Once
implemented, an Additional Feature shall be deemed a Core Feature for purposes of this Agreement.

         ADOPTED FEATURES means the Core Features, the Future Core Features and the Additional Features.

         AFFILIATE means, with respect to a Party, any facilities-based CMRS operating company that (a) is controlled by or under common control with the Party, (b) is an entity in which the Party has at least fifty percent (50%) voting interest, (c) shares switching facilities with the Party, (d) is managed by the Party, or (e) is providing Service utilizing CMRS spectrum it has acquired from a Party; provided, that AWS and Dobson Communications Corporation and their respective Affiliates shall be deemed not to be Affiliates of ACC for purposes of this Agreement.

         APPROVED CIBERNET NEGATIVE FILE GUIDELINES means the negative file guidelines appearing in the CIBER Record in effect from time to time.

         AT&T WIRELESS means AT&T Wireless Services, Inc., individually.

         AUTHORIZED RECEIPT POINT or ARP means the location or address of the Party designated by the Home Carrier as the delivery point for its CIBER records and authorized agent for performing CIBER edits.

         AUTHORIZED ROAMER means a Roamer using equipment and an assigned telephone number with the NPA/NXX combinations listed in accordance with Article VI below for whom the Serving Carrier has not received a negative notification in accordance with the provisions of this Agreement.

         AWS has the meaning set forth in the first paragraph of this Agreement.

         AWS SYSTEM means the facilities owned and/or operated by AWS with which it provides Service anywhere within the United States.

         BTA means a geographic area designated by the FCC as a Basic Trading Area in which a PCS System may be operated, as described more specifically in 47 CFR 24.202 of the FCC rules and regulations.

         CELLULAR SYSTEM means a wireless communication system that is operated pursuant to authority granted by the FCC under 47 CFR Part 22.

         CIBER means Cellular Intercarrier Billing Exchange Record.

         CIBER RECORD means the publication prepared by CIBERNET Corporation, a wholly-owned subsidiary of the Cellular Telecommunications Industry Association, as a service to the wireless communications industry. Unless specifically provided otherwise in this Agreement, all words and phrases defined in the CIBER Record shall have the meaning herein that they have therein.

         CLEARINGHOUSE means that entity which provides for the exchange of CIBER records and performs industry accepted CIBER edits, including edits to verify Industry Negative File information.

         CMRS means any Commercial Mobile Radio Service as authorized by the FCC.

         CORE FEATURES means the Features that, as of the Effective Date, AWS and ACC have agreed to implement and maintain in order to create a common look and feel and seamless subscriber service between the AWS System and the ACC System, as evidenced by their listing in Schedule E-1 to Exhibit E attached hereto.

         CUSTOMER means an end-user of Service with which a Party has entered into an agreement to provide such Service, regardless of whether such Service is to be provided through the facilities of such Party.

         DEFAULT has the meaning set forth in Section 13.1.

         EFFECTIVE DATE means the Closing Date under the Agreement and Plan of Merger dated as of October 5, 1999 among ACC Acquisition LLC, ACC Acquisition Co. and American Cellular Corporation.

         ESN means the Electronic Serial Number that is encoded in a wireless telephone set by the manufacturer and which is broadcast by such telephone.

         EQUIPMENT means phones, handsets, transmitters, terminals, control equipment and switches and other hardware and software required or useful to use Service, including phones and handsets Customers use in connection with Service.

         FCC means the Federal Communications Commission and any successor agency or authority.

         FEATURES means voice and voice-related features and services available from a Party through its mobile wireless telecommunication system.

         FUTURE CORE FEATURES means the Features that are agreed upon as of the date hereof (as evidenced by their listing on Schedule E-2 to Exhibit E attached hereto) or in the future by the Parties pursuant to Section 10.3.2 as necessary to maintain a common look and feel, and seamless subscriber service, between the AWS System and the ACC System, and which the Parties agree will be supported by both of their Systems, on the terms and conditions of this Agreement, in the same manner as the Core Features. Once implemented, a Future Core Feature shall be deemed a Core Feature for purposes of this Agreement.

         GENERAL AVAILABILITY means the date upon which the technology and products that comprise any Future Core Features are commercially available at a commercially reasonable price from the vendors of such technology and product(s), and such Feature has successfully completed and passed the first application in the System of the Party seeking to implement such features and is ready for live commercial deployment.

         HOME CARRIER means a Party who is providing Service to its registered Customers (it being understood that for purposes of this Agreement AWS shall be deemed to be the Home Carrier for its registered Customers residing in the ACC Service Area).

         HOME SERVICE AREA means the geographic area in which a Home Carrier is licensed to provide Service.

         INDUSTRY NEGATIVE FILE means the negative file maintained by the authorized Clearinghouses in accordance with approved CIBERNET Negative File Guidelines.

         MIN means the "Mobile Identification Number" which is assigned by a Home Carrier to each of its registered Customers.

         MSA means a geographic area designated by the FCC as a Metropolitan Service Area in which a Cellular System may be operated, as described more specifically in 47 CFR 22.909 of the FCC rules and regulations.

         MTA means a geographic area designated by the FCC as a Major Trading Area in which a PCS System may be operated, as described more specifically in 47 CFR 24.202 of the FCC rules and regulations.

         NPA/NXX COMBINATIONS means the six-digit numerical combinations assigned by regulatory authorities to identify the area code and telephone number prefix for Service.

         PCS SYSTEM means a wireless communication system that is operated pursuant to authority granted by the FCC under 47 CFR Part 24.

         PARTIES and PARTY have the meanings set forth in the first paragraph of this Agreement.

         ROAMER means a Customer of one Party who seeks Service from the other Party within the geographic area served by the other Party, regardless of whether Service also is offered in that area by the Party whose Customer is seeking Service.

         RSA means a geographic area designated by the FCC as a Rural Service Area in which a Cellular System may be operated, as described more specifically in 47 CFR 22.909 of the FCC rules and regulations.

         SERVICE means telecommunications service for the transmission and reception of voice and voice-related features provided by means of radio frequencies that are or may be licensed, permitted or authorized now or in the future by the FCC for use by a Cellular System or a PCS System, and in respect of which service the user equipment is capable of and intended for usage during routine movement, including halts at unspecified points, at more than one location throughout a wide area public or private wireless network. Unless otherwise specifically agreed by the Parties, Service shall include personal base station services but, by way of example and without limitation, does not include fixed wireless services, two-way messaging wireless services (NBPCS), video broadcasting wireless services, television services (whether cable, broadcast or direct broadcast satellite), broadcast radio services, interactive informational or transactional content services such as on-line content network services, Internet based services, satellite based communications services, and air to ground communications services.

         SERVING CARRIER means a Party who provides Service for registered Customers of another Party while such Customers are in the geographic area where the Serving Carrier, directly or through subsidiaries, provides Service.

         SYSTEM means the AWS System or the ACC System, and SYSTEMS means the AWS System and the ACC System.

         TDMA means the present and future North American Time Division Multiple Access standard which is set by the Telecommunications Industry Association (which at the Effective Date is IS-136), which is the essential radio frequency technical method for digital wireless telephone operations upon which the Service and equipment related thereto are designed to operate.

         USER INTERFACE means the process, functional commands, and look and feel by which a Customer operates and utilizes the Adopted Features, including the sequence and detail of specific commands or service codes, the detailed operation and response of Equipment to the sequence of keys pressed to effect subscriber Equipment functions, and the response of subscriber Equipment to the activation of these keys, or in response to signals or data from either the ACC System or the AWS System. Furthermore and for greater certainty, such definition shall include without limitation, the manner in which information is displayed on the screen of a phone used for Adopted Features, announcement tones or messages occur, and service or feature codes that must be dialed. The origins of the information presented to the user may be the user Equipment, or the AWS System or the ACC System, or both.


                                   ARTICLE II.

                              PROVISION OF SERVICE

         2.1 Each Party shall provide, to any Authorized Roamer who so requests, in accordance with its own ordinary requirements, restrictions, practices, and tariffs, if applicable, and with the terms and conditions of this Agreement, any and all types of Service that such Party provides to its own Customers within its Service Area. At a minimum, such Service shall include voice communications capability, as well as any other types of Service required by this Agreement, including without limitation Article X hereof.

         2.2 Notwithstanding anything in this Agreement to the contrary, a Serving Carrier may suspend or terminate Service to an Authorized Roamer in accordance with the terms of its own ordinary requirements, restrictions, practices, and tariffs, if any, but such suspension or termination shall not affect the rights and obligations of the Parties for Service furnished hereunder prior to such termination or suspension.

         2.3 In connection with its Service to Roamers, no Serving Carrier shall use recorded announcements or other inducements for an Authorized Roamer to discontinue the Service of its Home Carrier or, unless otherwise authorized herein, Roamer's use of a Serving Carrier's system.

         2.4 In the event that an operating entity becomes an Affiliate of a Party after the date of this Agreement, such Party may, upon thirty (30) days prior written notice to the other Party, add such operating entity to
Schedule 1 or Schedule 2, as the case may be, at the expiration of which thirty-day period, in which event (a) the Customers of such entity shall be entitled to Service as Roamers from the other Party on the terms and conditions of this Agreement and (b) such operating entity shall provide Service to Customers of the other Party who are Authorized Roamers, although the other Party is not obligated to request such Service or to require its Customers to request such Service. Notwithstanding the foregoing, the other Party, in its reasonable discretion, may specify, by delivering written notice thereof prior to the expiration of the thirty day period, that any Affiliate so added shall not be entitled to preference as a Serving Carrier as otherwise provided in Section 2.5. Upon the addition to or deletion from
Schedule 1 or 2 of any operating entity pursuant to this Section 2.4, Exhibits A and B shall automatically be revised accordingly, except that either Party may, in its sole discretion, specify that an addition by either Party to Schedule 1 or 2 shall not be given effect for any or all purposes of
Section 2.5.

         2.5

               2.5.1 AWS, in its capacity as Home Carrier, shall cause substantially all of its Customers, when roaming in the markets operated by ACC that are listed on Exhibit A, to normally seek Service as Roamers from ACC prior to seeking Service from any other carrier. ACC, in its capacity as Home Carrier, shall cause substantially all of its Customers, when roaming in the markets operated by AWS that are listed on Exhibit B, to normally seek Service as Roamers from AWS prior to seeking Service from any other carrier.

               2.5.2   As a condition to the right of a Party under Section
2.5.1 to be the preferred provider of Service to Customers of the other Party, the market being served by the Serving Carrier shall (i) have fully installed a TDMA-based system, including all Core Features, (ii) be fully interoperable in accordance with Sections 10.6, 10.7, and 10.8, and (iii) otherwise have met, and be in compliance with, all terms and conditions of this Agreement.

         2.6 ACC shall join and remain a member of the North American Cellular Network throughout the term of this Agreement.

         2.7 Notwithstanding anything in this Agreement to the contrary, ACC acknowledges that AWS has the right to market, offer and sell, to Customers residing in the ACC Service Area, AT&T branded or co-branded telecommunications services that are offered nationally, including providing local numbers and service to such Customers, subject to the provisions of Section 2.5.1, Article V and the other provisions of this Agreement.

                                  ARTICLE III.

                                RELATED SERVICES

         3.1 Upon request by ACC, AWS and ACC shall consider implementing a common System Identification Number (SID) for markets operated by the respective Parties in the same general vicinity or taking other steps to suppress the roaming indicator on a Customer's handset from lighting to indicate that the Customer is roaming in such markets, but each Party may, in its sole discretion, decide whether to implement such measure.

         3.2 So long as interexchange services are offered to ACC and those of its Affiliates listed in Schedule 2 by AT&T Corp. or one of its Affiliates on terms that are reasonably competitive with those available through other sources, ACC and its Affiliates listed in Schedule 2 shall not market, offer, provide, or resell interexchange services, except (i) such services offered by AT&T Corp. or its Affiliate or (ii) services provided exclusively within a single home service area designated as such by ACC in its marketing materials. All relevant factors shall be considered in determining the competitiveness of interexchange services, including rates, volume commitments, duration, and other terms. At anytime when ACC believes that it can obtain such interexchange services from another source(s) at better terms than those being offered to ACC by AT&T Corp. or one of its Affiliates, ACC may solicit competing offers. If such offer is made which ACC believes is better, and the relevant rates are at least 5% less than those charged to ACC by AT&T Corp. or one of it's Affiliates, ACC shall provide AWS with a written term sheet which specifies the relevant rates, volume commitments, duration and other material terms of the competing offer ("Offer Notice"). AT&T Corp. or one of its Affiliates shall have thirty
(30) days after receipt of the Offer Notice by AWS to offer to ACC the comparable interexchange service(s) upon the same or better terms as specified in the Offer Notice. If AT&T Corp. or one of its Affiliates make such an offer to ACC, ACC agrees to contract with AT&T Corp. or one of its Affiliates for any of such services acquired by ACC. If no such offer is made by AT&T Corp. or one of its Affiliates within the required time period, then ACC may accept the competing offer. Any claim or dispute over the interpretation or implementation of this paragraph shall be resolved under the provisions of paragraph 13.2 of this Agreement.

         3.3 AWS and ACC agree that ACC shall participate in AWS's National Account Program ("NAP") on substantially the terms of AWS's standard NAP agreement, a copy of which has been provided to ACC. Promptly following the execution of this Agreement, AWS and ACC shall negotiate in good faith the final terms of such agreement, with the goal of executing the agreement by May 1, 2000.

         3.4 Each Party, within the geographic areas in which such Party provides Service, will provide Service without any additional toll charge throughout an area (a so-called "home calling area") that is of a size at least reasonably comparable to the area within which toll-free calls placed through facilities that are exclusively land-based are available.

                                   ARTICLE IV.

                                CUSTOMER SERVICE

         4.1 The Parties shall use commercially reasonable efforts to develop and implement systems enabling each Party, as Serving Carrier, to route to a Customer's Home Carrier any 611 customer service call received from a Customer of the other Party while roaming on the Serving Carrier's System.


                                   ARTICLE V.

                                     CHARGES

         Each Home Carrier, whose Customers (including the Customers of its resellers) receive service from a Serving Carrier as Authorized Roamers under this Agreement, shall pay to the Serving Carrier who provided such service 100% of the Serving Carrier's charges for CMRS and one hundred percent (100%) of the toll charges pursuant to Exhibit C. The amount of the charges for the use of each Serving Carrier's Service are set forth in Exhibit C attached to this Agreement.


                                   ARTICLE VI.

                             EXCHANGE OF INFORMATION

         6.1 The Parties shall furnish to each other, in the format of Exhibit D to this Agreement, the valid NPA/NXX combinations used by their respective Customers. These combinations shall be accepted by the other Party. Each NPA/NXX combination is and shall be within the entire line range (0000-9999), or a specified portion thereof. The minimum line range to be exchanged by the Parties shall be 1,000 line numbers. Each Party shall be responsible for all billings otherwise properly made under this Agreement to any number listed by such Party within the range or ranges specified by it in Exhibit D. Additions, deletions, or changes to NPA/NXX combinations and line number range(s) for the Home Carrier's Customers may be made upon at least fifteen (15) days prior written notice to the Serving Carrier. Such notice shall be in the form attached as Exhibit D to this Agreement and shall include the requested effective date for the addition, deletion or change.

         6.2   [Reserved]

         6.3 Each Party hereby agrees to indemnify the other Party, together with its partners and any and all of their officers, directors, employees, agents and/or affiliates, against, and hold them harmless from, any and all claims, suits, demands, losses and expenses, including reasonable attorneys' fees and disbursements, which may result in any way whatsoever from the indemnified Party's denial of Roamer or local Service to any NPA/NXX combination which has been listed by the indemnifying Party as not being authorized to receive Service; provided that (i) the person seeking indemnification (the "Indemnified Person") provides notice of such claim promptly after its discovery to the Party from which indemnification is sought (the "Indemnifying Person") and in any event the Indemnifying Person will be released from any obligation hereunder to the extent it is prejudiced by any delay in the delivery of such notice, (ii) the Indemnifying Person shall have the right to assume the defense of such claim,
(iii) the Indemnified Person shall provide such reasonable assistance and cooperation in the defense of such claim as is requested by the Indemnifying Person, and (iv) the Indemnified Person shall not settle or compromise any such claim without the prior written consent of the Indemnifying Person.

         6.4   [Reserved]

         6.5 Upon the implementation of wireless number portability in any portion of either the AWS System or the ACC System, the Parties shall cooperate in establishing an alternative method for exchanging ESN and/or NPA/NXX information required to permit roaming by the other Party's Customers in their respective systems.


                                  ARTICLE VII.

                                      FRAUD

         7.1 The Parties will cooperate and, as necessary, supplement this Agreement in order to minimize fraudulent or other unauthorized use of their systems. If any Party reasonably decides that, in its sole judgment, despite due diligence and cooperation pursuant to the preceding sentence, fraudulent or other unauthorized use has reached an unacceptable level of financial loss and is not readily remediable, such Party may suspend the use of applicable NPA/NXX combinations, in whole or in part, pursuant to the terms of this Agreement.

         7.2 Each Party shall take reasonable actions to control fraudulent Roamer usage, including without limitation using either (i) a positive validation/verification ("PV") system provided by a mutually agreed upon validation/verification service under which the ESN and/or NPA/NXX used in a call in the Serving Carrier's system is compared against a list of Authorized Roamers or (ii) SS-7 connections through a network of carriers. The Parties shall work together in good faith to designate and implement a system as specified in the preceding sentence and enhancements thereto or alternative systems as they shall agree in the future. The Home Carrier shall have no responsibility or liability for calls completed by a Serving Carrier without obtaining positive validation/verification as required herein.

         7.3 In addition to other procedures set forth in this Agreement, a Home Carrier may notify a Serving Carrier by facsimile, with written confirmation, that certain NPA/NXX combinations are not to receive Service. Any calls completed using such NPA/NXX combinations made one full business day or more after such notice has been given shall be the sole responsibility of the Serving Carrier, and the Home Carrier shall not be charged any amount for such calls.

         7.4 Each Serving Carrier shall use commercially reasonable efforts to provide each Home Carrier with real-time visibility of call detail records delivered through a network compatible with AWS's network. Such information shall be delivered within one hour of the applicable call. In the event that the Serving Carrier provides such a real-time visibility system, the Serving Carrier shall not be liable in any event for a temporary failure of the system unless the Serving Carrier has been notified of such failure by the Home Carrier and the Serving Carrier does not take commercially reasonable steps to remedy the failure. If the Serving Carrier has been so notified and has failed to take such commercially reasonable steps, the Serving Carrier shall be liable for all unauthorized usage attributed to Home Carrier's subscribers during the period from the time Serving Carrier was notified of the problem to the time that the problem has been resolved to the reasonable satisfaction of the Home Carrier.

         7.5 For purposes of notification under this Article VII, the following addresses and facsimile numbers shall be used:

         If to AWS:                     AT&T Wireless Services, Inc.
                                        P.O. Box 97061
                                        Redmond, WA 98073-9761
                                        Attn: Billing and ICS Operations
                                        Tel. No. 425-580-6000
                                        Fax No. 425-580-8390

         If to ACC:                     ACC Acquisition LLC

                                        c/o Dobson JV Company
                                        13439 North Broadway Extension
                                        Oklahoma City, OK 73114
                                        Attn: G. Edward Evans, President
                                        Tel. No. (405) 529-8500
                                        Fax No. (405) 529-8515

         Each Party may change the names, addresses and numbers set forth above by providing notice to the other Party as provided in Article XVI below.


                                  ARTICLE VIII.

                                     BILLING

         8.1 Each Home Carrier shall be responsible for billing to, and collecting from, its own Customers all charges that are incurred by such Customers as a result of service provided to them as Authorized Roamers by the Serving Carrier. The Home Carrier shall also be responsible for billing its Customers for, and remitting to, the Federal Government all federal excise tax that may be due in connection with the service being billed by it to its Customers. While the Serving Carrier will be responsible for the computation and remittance of all state and local taxes, each Home Carrier shall be liable to the Serving Carrier for all such state and local taxes remitted by the Serving Carrier, for Authorized Roamers regardless of whether these amounts are paid to the Home Carrier by its Customers.

         8.2 Each Serving Carrier who provides Service to an Authorized Roamer pursuant to this Agreement shall forward Roamer billing information, within five business days of the call date, in accordance with the procedures and standards set forth in the CIBER Record to the Home Carrier's Authorized Receipt Point. CIBER Type 50 and CIBER Type 70 records shall not be accepted without mutual signed agreement and if such mutual agreement is reached it will be attached to this Agreement. Any future revisions of the CIBER Record or additional record types must be mutually agreed upon before implementation. In the event the parties use the CIBERNET Net Settlement Program, or alternative settlement program such information must be in a format in compliance with the CIBER Record requirements or agreed upon format.

         8.3 Where the Authorized Roamer billing information required to be provided by the Serving Carrier in accordance with Section 8.2 above is not in accordance with the CIBER Record, the Home Carrier may return a record to the Serving Carrier as provided in the CIBER Record. Returning the defective record will be in accordance with CIBER Record established procedures. The Serving Carrier may correct the defective record and return it to the Home Carrier for billing, provided that the time period from the date of the Service call at issue to the receipt of the corrected record does not exceed sixty (60) days.

         8.4 No credit for insufficient data or defective records shall be permitted except as provided in Section 8.3 above, unless mutually agreed upon by both Parties.

         8.5 Each Home Carrier may at its discretion perform any necessary edits at its Clearinghouse on incollect or outcollect call records to ensure compliance with the terms of this Agreement.

                                   ARTICLE IX.

                                   SETTLEMENT

         9.1 Each Party will settle its accounts with the other Parties on the basis of billing information received as described in this Article IX. In the event both Parties use a net financial settlement procedure, the Parties shall not submit a paper invoice but will make payments in accordance with such net financial settlement procedures provided that the Parties may submit call records for payment that relate to calls made more than sixty (60) days from the date of the call if such call was the subject of a dispute or investigation regarding fraudulent or unauthorized use.

         9.2 If an incorrect roaming rate is charged by the Serving Carrier to the Home Carrier, the Serving Carrier shall refund all amounts in excess of the contract rate back to the Home Carrier within forty five days of notification by the Home Carrier. Each carrier shall have ninety (90) days from the end of the settlement period to invoice for amounts in excess of the contract rate. The Home Carrier will send a collection letter within sixty (60) days of the invoice date, within ninety (90) days of the invoice date, and within one hundred (120) days of the invoice date. If the invoice remains unpaid after one hundred twenty (120) days from the original invoice date, the Home Carrier may withhold the amounts from the CIBERNET Net Settlement Program or alternative settlement program.

         9.3 In the event that either Party does not use a net financial settlement procedure, the billing and payment for charges incurred under this Agreement shall be as set forth below.

               9.3.1 The parties shall determine amounts owed to each other for Service provided to Roamers in one-month periods with such period beginning on the sixteenth day of each calendar month and ending on the fifteenth day of the following month in which Service is provided. The end of this Period shall be referred to as "Close of Billing."

               9.3.2 The Parties shall send each other an invoice for Services used under this Agreement within fifteen (15) days after the Close of Billing.

               9.3.3   Each invoice shall contain the following information.

                       a.  Billing period used by Serving Carrier
                       b.  Batch sequence number
                       c.  Serving and Home Carrier System Identification Number
                       d.  Air Service charges
                       e.  Total toll charges (both intrastate and interstate)
                       f.  All other charges and credits
                       g.  Total taxes
                       h.  Total charges

               9.3.4 Payment on such invoices shall be made in the form of a check or a wire transfer which must be received by the invoicing party within thirty (30) days from the date of the invoice. Late payments shall be charged with a late payment fee of one and one half percent (1.5%) of the outstanding balance for each thirty-day period (or portion thereof) that such payments are late.

               9.3.5 Each Party may offset the amount owed to the other Party under this Agreement and a single payment of the balance to the Party entitled to receive such balance shall be made.

         9.4 If the Serving Carrier provides pre-call validation of the Home Carrier's Customers, the Home Carrier agrees to implement Negative File Suppression at the Clearinghouse and the CIBERNET Negative File Guidelines and procedures do not apply.

                                   ARTICLE X.

                                INTEROPERABILITY

         10.1 The Parties agree that their respective obligations under this Agreement related to the interoperability of the AWS System and the ACC TDMA System shall be construed in accordance with the following general principles:

               10.1.1 The Parties agree, confirm and acknowledge that one of their primary objectives in entering into this Agreement is to promote the establishment and operation throughout the United States of a mobile wireless service that is TDMA-based and that will appear to their respective subscribers as a single mobile wireless network with a common User Interface pertaining to the Adopted Features, and that they intend to achieve such purpose and objective as set forth in, and subject to the terms and conditions of, this Agreement. Adopted Features shall be made available to all Customers of a Party when roaming in the AWS System or the ACC TDMA System, subject to the terms of this Agreement. Each Party shall use good faith efforts, when implementing any software or other System change or upgrade, to confirm the continued availability of the Feature interoperability provided for herein, and in the event of any interference with any Feature interoperability shall work expeditiously to restore required functionality. Without limiting the generality of the foregoing, in the event the Authentication Fraud Protection Feature (or any subsequent or comparable fraud protection Feature) is disabled or affected by any network change so as to interfere with its interoperability, the Party responsible for such network shall restore interoperability within 48 hours of notification from the affected Party.

               10.1.2 The Parties agree that each of their respective obligations, duties, rights and entitlements pursuant to this Agreement shall be interpreted, to the extent such interpretation is required to resolve any dispute or uncertainty concerning this Agreement, in a manner that is reasonably consistent with, and which reasonably supports, the purpose and objective of this Agreement as set out in Section 10.1.1.

               10.1.3 The Parties agree that they each shall, in good faith, work together, cooperate, and use the rights that they each have granted the other under this Agreement for the purposes set out in Section 10.1.1 and on the terms and conditions of this Agreement.

               10.1.4 Any entity listed on Schedule 1 but in which AT&T Wireless owns, directly or indirectly, less than a majority interest or which AT&T Wireless otherwise does not control shall, at the option of AT&T Wireless, not be subject to the requirements of this Article X.

         10.2  The Parties agree to implement TDMA-based systems as follows:

               10.2.1 The Parties each acknowledge and confirm that their digital standard for, in the case of AWS, the AWS System and, in the case of ACC, the ACC TDMA System, is currently (as of the Effective Date) TDMA. In addition, ACC shall maintain its commitment to TDMA as ACC's digital standard for the ACC TDMA System on Exhibit A for so long as, and to the extent that, AWS maintains its commitment to TDMA as AWS's digital standard. AWS agrees that in the event it may exercise its discretion to no longer remain committed to TDMA as its digital standard, it shall inform ACC of that decision by no later than six months prior to the implementation of any non-compatible interface. Upon the implementation of any such non-compatible interface, the following Sections of this Agreement shall immediately terminate: Sections 10.1.1, 10.2.2, and 10.2.3.

               10.2.2 ACC shall deploy TDMA throughout the ACC TDMA System within twelve (12) months after the date of this Agreement. ACC shall use commercially reasonable efforts to promote the use of TDMA-based communications devices among its Customers who roam on the AWS System.

         10.3 Each of the Parties agrees that it shall operate and support its TDMA-based System, to the extent installed, to ensure that the other Party's Customers can use the Adopted Features when roaming on the Serving Carrier's TDMA-based System in the same manner that such Customers use such Adopted Features on the Home Carrier's TDMA-based System.

               10.3.1 CORE FEATURES. Each Party shall, at its own expense, implement the Core Features in the AWS System, in the case of AWS, and in the ACC TDMA System, in the case of ACC, as soon as reasonably practicable and in any event within one (1) year after the Effective Date. Thereafter, Core Features shall be implemented at the time any TDMA-based system is placed into operation.

               10.3.2 FUTURE CORE FEATURES. The Future Core Features shall be those features set forth on Schedule E-2 to Exhibit E attached hereto or that are agreed upon by the Parties from time to time after the execution of this Agreement. Each Party shall, at its own expense, implement such Future Core Features within one (1) year after the General Availability of such Future Core Features, provided that, and subject to such Party's determination, in its sole and absolute discretion, that such implementation is both financially feasible and economically viable, and consistent with such Party's objective of maximizing its financial performance. In the event that a Party opts not to adopt a Future Core Feature in accordance with this Section 10.3.1, it shall promptly notify the other Party of that decision. Future Core Features shall be implemented in accordance with this Section in the areas specified for each respective Party in Section 10.3.1.

               10.3.3 ADDITIONAL FEATURES. In addition to the Core Features and the Future Core Features, ACC shall offer, at the request of AWS, additional service features that AWS notifies ACC that AWS will provide in a majority of its TDMA Systems, unless the Management Committee reasonably determines that providing such additional features would be financially detrimental to ACC. Absent such determination, any such additional features shall be adopted within 120 days (or such longer period as is reasonably necessary under the circumstances) after the request by AWS. ACC agrees that in order to offer certain Additional Features it will be obligated to implement technological enhancements, upgrades, improvements and advances ("Improvements") that are implemented by AWS from time to time (e.g., EDGE technology) and that are technologically compatible with ACC's equipment. At the request of AWS, ACC will implement any Improvements that AWS notifies ACC that AWS will implement in a majority of its TDMA Systems, unless the Management Committee reasonably determines that the implementation of any such Improvement would be financially detrimental to ACC. Absent such determination, any such improvements shall be implemented within 120 days (or such longer period as is reasonably necessary under the circumstances) after the request by AWS. A course of action will be considered "financially detrimental" to ACC for purposes of this Section 10.3.3 if the reasonable business case for such course of action has a net present value that is less than or equal to negative 10% of the capital cost of that course of action.

               10.3.4 The Parties shall use commercially reasonable efforts to comply with the network performance standards with respect to the Adopted Features that are set out in Schedule E-3 to Exhibit E attached hereto.

         10.4 Neither Party shall provide the other Party's Customers with Service inferior in quality to that provided to its own Customers. Each Party shall provide Service to Customers of the other Party of a quality level, based on criteria customarily used to evaluate the performance of wireless voice systems, comparable to or exceeding industry norms. Any assessment of "quality" shall be with reference to the System's performance as a whole within a specific MSA, RSA, or BTA, as the case may be, and shall be over such a period of time as reasonably necessary to yield an accurate depiction of System "quality" taking into account all of the variables which may affect System performance.

         10.5 In order to facilitate performance by each of the Parties of their obligations under this Article X, the Parties agree to exchange and share information with each other as follows, except that nothing contained herein shall be construed to require a Party to exchange information that the Party considers confidential or proprietary.

               10.5.1 Subject to Article XVII of this Agreement, the Parties shall provide each other, on a reasonably prompt basis, with all information and materials that either has a right to disclose that is necessary to meet the interoperability standards set forth in this Article X, including without limitation the following information:

               System Engineering:

               -   Minimum Standards for Systems

               Features:

               -  Capability description of present Core Features and other
                   Features
               -  User Interface (codes)
               -  Implementation procedures
               -  Roaming requirements
               -  Feature functionality design documents

               Research and Development:

               -  operational test results
               -  operational defects and bugs
               -  remedial/back-up plans
               -  operational, functional and technical specifications
               -  all related documentation
               -  systems integration

               10.5.2 Each Party agrees that it shall, in performing its obligations to provide the other Party with information in accordance with
Section 10.5, act reasonably, and in good faith toward the other Party.

               10.5.3 Nothing contained herein is intended or should be construed to constitute the transfer or grant by one Party to the other of any ownership, license, or other rights of or to any trade secret, know-how, or other intellectual property by one Party to the other.

         10.6 Each Party shall provide for automatic call delivery for Customers of the other Party who are Roamers in such Party's system. To this end, each Party shall continuously provide the hardware, software and transmission facilities required for such call delivery either directly between the systems of the Parties or indirectly through a separate network of wireless communications carriers. The hardware, software and transmission facilities provided by each Party hereunder shall at all times be operated and maintained to provide the most efficient level of service that is technically feasible and commercially reasonable to minimize transmission errors and Service interruptions.

         10.7 If the Parties have implemented linking facilities as contemplated in Section 10.8, the Serving Carrier shall automatically hand-off to the Home Carrier, and as requested shall automatically accept hand-off from the Home Carrier in order to provide Service as specified in
Article II, calls to or from a Customer of the Home Carrier in accordance with the hand-off procedures established for such linking facilities. To this end, each Party shall continuously provide the hardware, software and transmission facilities required for such call hand-off either directly between the systems of such Home and Serving Carrier or indirectly through a separate network of wireless communications carriers. The hardware, software and transmission facilities provided by each Party hereunder shall at all times be operated and maintained to provide the most efficient level of service that is technically feasible and commercially reasonable to minimize transmission errors and Service interruption.

         10.8 The Parties will work together to evaluate the economic advantage of various switch linking options to interconnect and facilitate networking of the Parties' respective Systems as required by this Agreement. Should the Parties agree to install and maintain linking facilities, the cost of the linking facilities shall be allocated pursuant to the following provisions:

               10.8.1 AWS and ACC will each pay one-half of the equipment costs for the establishment of microwave facilities to link the Parties' respective Systems for the purposes of automatic call delivery and automatic call hand-off. Each Party is solely responsible for the costs of preparing its own facilities for the System link.

                  10.8.2 Equipment costs for the establishment of a landline link (T-1) to link the Parties' respective Systems together for these purposes shall be split between the Parties as follows:

                           (a) AWS and ACC shall each pay one-half of the
cost for the installation, use, modification, or discontinuance of the linking facilities. Each party is solely responsible for all costs to prepare its own facilities for the link between the Systems.

                           (b) For ease of administration, AWS will order and
be the customer of record ("COR") for such facilities. ACC will reimburse AWS monthly for its share of the recurring costs of such facilities. The COR shall be responsible for invoicing the other Party for its share of the costs, with payment due within 30 days of receipt of the invoice.

                  10.8.3 The Parties agree that this Section 10.8 relates only to those costs necessary to establish the referenced facilities. This section is not applicable to the allocation of costs with respect to the provision of service for each Party's Customers.

         10.9 The Parties agree that the revenues and costs for a call belong to the Party whose System operates the originating cell site (the "Bill and Keep System").

                                   ARTICLE XI.

                         REPRESENTATIONS AND WARRANTIES

         11.1 AWS hereby represents and warrants to ACC that:

                  11.1.1 AT&T Wireless is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. AT&T Wireless has all requisite power and authority to execute and deliver this Agreement and to cause this Agreement to be the binding obligation, to the extent provided herein, of those of its Affiliates listed on Schedule 1 or added to Schedule 1 hereafter in accordance with Section 2.4.

                  11.1.2 This Agreement is the legal, valid, and binding obligation of AT&T Wireless, enforceable against AT&T Wireless in accordance with its terms, except that such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) equitable principles of law and the discretion of any court or arbitral body before which any related proceeding may be brought.

                  11.1.3 The execution, delivery, and performance of this Agreement by AT&T Wireless does not and will not conflict with or result in a material default, suspension, or termination of any agreement, contract, obligation, license, or authorization with or granted by any third party or governmental body.

         11.2     ACC hereby represents and warrants to AWS that:

                  11.2.1 ACC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. ACC has all requisite power and authority to execute and deliver this Agreement and to cause this Agreement to be the binding obligation, to the extent provided herein, of those of its Affiliates listed on Schedule 2 or added to Schedule 2 hereafter in accordance with Section 2.4.

                  11.2.2 This Agreement is the legal, valid, and binding obligation of ACC, enforceable against ACC in accordance with its terms, except that such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) equitable principles of law and the discretion of any court or arbitral body before which any related proceeding may be brought.

                  11.2.3 The execution, delivery, and performance of this Agreement by ACC does not and will not conflict with or result in a material default, suspension, or termination of any agreement, contract, obligation, license, or authorization with or granted by any third party or governmental body.

                                  ARTICLE XII.

                  TERM, TERMINATION AND SUSPENSION OF AGREEMENT

         12.1 This Agreement shall have a term commencing on the Effective Date and continuing for a period of twenty (20) years; PROVIDED, that the provisions of Section 2.5 shall terminate on the earlier of (i) the fifth anniversary of the Effective Date and (ii) termination of the roaming preference obligations of AWS under Section 8.2(a) of the LLC Agreement. Thereafter, this Agreement shall continue in force on a month-to-month basis unless either party terminates the Agreement by written notice to the other party given at least 90 days prior to the date of termination. Otherwise, this Agreement may be terminated or suspended only as provided in this
Article XII.

         12.2 This Agreement may be terminated or suspended by either Party immediately upon written notice to the other of a Default (as defined in Section 13.1) by the other Party. In addition, either Party may suspend this Agreement immediately upon written notice to the other Party pursuant to
Section 13.1.1 of the existence of a breach of this Agreement, whether or not such breach constitutes a Default, which materially affects the Service being provided to Customers of the non-breaching Party. While any suspension of this Agreement, whether in part or in whole, is in effect, the obligations of the Parties shall be only those that survive termination and to work together to resolve as expeditiously as possible any difficulty that resulted in a suspension. At such time as the Party originally giving notice of suspension concludes that the problem causing the suspension has been resolved, that Party shall give to the other written notice to this effect. This Agreement shall resume in full effect within five
(5) business days after the Parties have mutually agreed that the problem has been resolved.

         12.3 The Parties shall cooperate to limit the extent and effect of any suspension of this Agreement to what is reasonably required to address only the cause of such suspension.

         12.4 In the event that a Party transfers control of an Affiliate listed in Schedule 1 or Schedule 2, as the case may be, the Party shall provide at least four months' prior written notice to the other Party and upon such transfer such Affiliate shall be deleted from the appropriate Schedule, but doing so will not relieve a Party of its obligations under
Section 14.1.

         12.5 The termination or suspension of this Agreement shall not affect the rights and liabilities of the Parties under this Agreement with respect to all Authorized Roamer charges incurred prior to the effective date of such termination or suspension.

                                  ARTICLE XIII.

                                     DEFAULT

         13.1 A Party will be in "Default" under this Agreement upon the occurrence of any of the following events:

                  13.1.1 Material breach of any material term of this Agreement, if such breach shall continue for thirty (30) days after receipt of written notice thereof from the nonbreaching Party;

                  13.1.2 Voluntary liquidation or dissolution or the approval by the management, board of directors, stockholders, or owners of a Party of any plan or arrangement for the voluntary liquidation or dissolution of the Party;

                  13.1.3 A final order by the FCC revoking or denying renewal of CMRS licenses or permits granted to such Party which, individually or in the aggregate, are material to the business of such Party; or

                  13.1.4 Such Party (i) filing pursuant to a statute of the United States or of any state, a petition for bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee for all or a portion of such Party's property, (ii) has filed against it, pursuant to a statute of the United States or of any state, a petition for bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee for all or a portion of such Party's property, provided that within 120 days after the filing of any such petition such Party fails to obtain a discharge thereof, or (iii) making an assignment for the benefit of creditors or petitioning for, or voluntarily entering into, an arrangement of similar nature, and provided that such filing, petition, or appointment is still continuing.

         13.2 All claims and disputes relating in any way to the performance, interpretation, validity, or breach of this Agreement, including but not limited to a claim based on or arising from an alleged tort, shall be resolved as provided in this Section 13.2. It is the intent of the Parties that any disagreements be resolved amicably to the greatest extent possible.

                  13.2.1 If a disagreement cannot be resolved by the representatives of the Parties with day-to-day responsibility for this Agreement, such matter shall be referred to an executive officer of each of the Parties. The executive officers shall conduct face-to-face negotiations at a neutral location or such other location as shall be mutually agreed upon. If these representatives are unable to resolve the dispute within ten business days after either Party requests the involvement of the executive officers, then either Party may, but is not required to, refer the matter to mediation or arbitration, as applicable in accordance with Sections 13.2.2 and 13.2.3.

                  13.2.2 In any case where the amount claimed or at issue is One Million Dollars ($1,000,000) or more and the Parties are unsuccessful in resolving the disagreement, the Parties agree to submit the disagreement to non-binding mediation upon written notification by either Party. The Parties shall mutually select an independent mediator experienced in telecommunications system disputes. The specific format for the mediation shall be left to the discretion of the mediator. If mediation does not result in resolution of the disagreement within thirty days of the initial request for mediation, then either Party may, but is not required to, refer the matter to arbitration.

                  13.2.3 Any disagreement not finally resolved in accordance with the foregoing provisions of this Section 13.2 shall, upon written notice by either Party to the other, be resolved by final and binding arbitration. Subject to this Section 13.2.3, such arbitration shall be conducted through, and in accordance with the rules of, JAMS/Endispute. A single neutral arbitrator shall decide all disputes. Each Party shall bear its own expenses with respect to the arbitration, except that the costs of arbitration proceeding itself, including the fees and expenses of the arbitrator, shall be shared equally by the Parties. The arbitration shall take place in a neutral location selected by the arbitrator. The arbitrator may permit discovery to the full extent permitted by the Federal Rules of Civil Procedure or to such lesser extent as the arbitrator determines is reasonable. The arbitrator shall be bound by and strictly enforce the terms of this Agreement. The arbitrator shall make a good faith effort to apply applicable law, but an arbitration decision and award shall not be subject to review because of errors of law. The arbitrator shall have the sole authority to resolve issues of the arbitrability of any disagreement, including the applicability or running of any applicable statute of limitation. The arbitrator shall not have power to award damages in connection with any dispute in excess of actual compensatory damages nor to award punitive damages nor any damages that are excluded under this Agreement and each party irrevocably waives any claim thereto. The award of any arbitration shall be final, conclusive and binding on the Parties. Judgment on the award may be entered in any court having jurisdiction over the Party against which the award was made. Nothing contained in this Section 13.2.3 shall be deemed to prevent either party from seeking any interim equitable relief, such as a preliminary injunction or temporary restraining order, pending the results of the arbitration. The United States Arbitration Act and federal arbitration law shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause in this Agreement.

                                  ARTICLE XIV.

                             SUCCESSORS AND ASSIGNS

         14.1 Neither Party may, directly or indirectly, sell, assign, transfer, or convey its interest in this Agreement or any of its rights or obligations hereunder, including any assignment or transfer occurring by operation of law, without the written consent of both Parties, except that
(i) either Party may assign or delegate this Agreement or any of its rights or obligations hereunder to an Affiliate of such Party without the consent of the other Party, but such assignment or delegation will not relieve the Party of any of its obligations hereunder and (ii) a Party may assign its rights and obligations hereunder to an assignee of its Service license or permit issued by the FCC, provided that such assignee expressly assumes, by written instrument approved in writing by the other Party, all of the obligations of such Party hereunder and thereby becomes a Party hereunder. In no event will an assignment permitted under this Section 14.1 without the consent of the other Party obligate a Serving Carrier to provide Service to Customers of the assignee or any of its Affiliates other than Customers residing in the area in which the assignor previously was licensed to provide Service.

         14.2 No person other than a Party to this Agreement or an Indemnified Person shall acquire any rights hereunder as a third-party beneficiary or otherwise by virtue of this Agreement.

                                   ARTICLE XV.

               NO PARTNERSHIP OR AGENCY RELATIONSHIP IS CREATED

         Nothing contained in this Agreement shall constitute the Parties as partners with one another or render any Party liable for any debts or obligations of any other Party, nor shall any Party hereby be constituted the agent of the other Party.

                                  ARTICLE XVI.

                     NOTICES AND AUTHORIZED REPRESENTATIVES

         Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any Party to the other shall be in writing and delivered by hand delivery, certified mail (postage prepaid, return receipt requested), facsimile, or overnight air delivery service, as follows:

         If to AWS, to:               AT&T Wireless Services, Inc.
                                      PO Box 97061
                                      Redmond, WA 98073-9761
                                      Attn: Intercarrier Services

         with a copy to:              AT&T Wireless Services, Inc.
                                      PO Box 97061
                                      Redmond, WA 98073-9761
                                      Attn: Legal Department

         If to ACC to:                ACC Acquisition LLC
                                      c/o Dobson Communications Corporation
                                      13439 North Broadway Extension
                                      Oklahoma City, OK 73114
                                      Attn: General Counsel

         with a copy to:              Dobson Communications Corporation
                                      13439 North Broadway Extension
                                      Oklahoma City, OK 73114
                                      Attn: General Counsel

or such other address as any Party may from time to time furnish to the other Party by a notice given in accordance with the terms of this Section. All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, if mailed; when receipt is confirmed, if by facsimile and received by 3:00 p.m. local time on any business day and otherwise on the next business day; and the next business day if sent by overnight air delivery service.

                                  ARTICLE XVII.

                                 CONFIDENTIALITY

         17.1 Each Party shall, and shall cause each of its Affiliates and each of its and their employees, agents, and contractors, to keep confidential and not use for any purpose except as contemplated by this Agreement, any and all information and know-how provided to it by the other Party which is identified in writing as confidential ("Confidential Information"). Identification of information as confidential shall, in the case of information delivered in tangible form, appear on at least the face or first page of such information and, in the case of information communicated verbally, be given verbally contemporaneously with the delivery of the information and confirmed in writing within five business days thereafter. Notwithstanding the foregoing, the following information shall be treated as Confidential Information without any further identification as such: (i) The terms, but not including the mere existence, of this Agreement; and (ii) all information exchanged pursuant to Article VI.

         17.2 Notwithstanding Section 17.1, a Party shall have no obligation to keep confidential any information that (a) was rightly in the receiving Party's possession before receipt from the disclosing Party, (b) is or becomes a matter of public knowledge without violation of this Agreement by the receiving Party, (c) is rightfully received by the receiving Party from a third party rightfully in possession of and, to the best of the receiving Party's knowledge, with a right to make an unrestricted disclosure of such information, (d) is disclosed by the disclosing Party to a third party without imposing a duty of confidentiality on the third party, or (e) is independently developed by the receiving Party without the use of any Confidential Information. In addition, a Party may disclose any Confidential Information to the extent required by applicable law or regulation or by order of a court or governmental agency; provided, that prior to disclosure the Party shall use all reasonable efforts to notify the other Party of such pending disclosure and shall provide any reasonable assistance requested by the other Party to maintain the confidentiality of the information.

         17.3 The Parties agree that a Party will not have an adequate remedy at law in the event of a disclosure or threatened disclosure of Confidential Information in violation of this Article XVII. Accordingly, in such event, in addition to any other remedies available at law or in equity, a Party shall be entitled to specific enforcement of this Article XVII and to other injunctive and equitable remedies against such breach without the posting of any bond.

         17.4 The obligations under this Article XVII shall survive the termination of this Agreement for a period of three years.

                                 ARTICLE XVIII.

                                  MISCELLANEOUS

         18.1 The Parties agree to comply with, conform to, and abide by all applicable and valid laws, regulations, rules and orders of all governmental agencies and authorities, and agree that this Agreement is subject to such laws, regulations, rules and orders. All references in this Agreement to such laws, regulations, rules and orders include any successor provision. If any amendment to or replacement of the same materially alters the benefits, rights, and duties of the Parties hereunder, the Parties agree to negotiate in good faith an amendment to this Agreement to restore the respective positions of the Parties to substantially the same point as existed prior to such amendment or replacement.

         18.2 The Parties agree to use their respective best, diligent, and good faith efforts to fulfill all of their obligations under this Agreement. The Parties recognize, however, that to effectuate all the purposes of this Agreement, it may be necessary either to enter into future agreements or to amend this Agreement, or both. In that event, the Parties agree to negotiate with each other in good faith.

         18.3 This Agreement constitutes the full and complete agreement of the Parties with respect to the subject matter hereof. Any prior agreements among the Parties with respect to this subject matter, are hereby superseded. This Agreement may not be amended, except by the written consent of the Parties. Waiver of any breach of any provision of the Agreement must be in writing signed by the Party waiving such breach or provision and such waiver shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision. The failure of a Party to insist upon strict performance of any provision of this Agreement or any obligation under this Agreement shall not be a waiver of such Party's right to demand strict compliance therewith in the future.

         18.4 The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

         18.5 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

         18.6 This Agreement shall be construed in accordance with the internal laws of the State of Delaware without reference to the choice of law principles, except as subject to the United States Arbitration Act and the Federal Communications Act.

         18.7 Except for claims by third parties which fall within the scope of a Party's indemnification obligations under Section 6.3, neither Party shall be liable to the other Party for any special, indirect, consequential, or punitive damages.

         18.8 The Parties agree that they will not use the name, service marks or trademarks of the other party or any of its Affiliates in any advertising, publicity releases or sales presentations, without such Party's written consent. Neither Party is licensed hereunder to conduct business under any logo, trademark, service or trade name (or any derivative thereof) of the other Party.

         18.9 No Party shall make any public statement or issue any press release concerning the terms of this Agreement except as necessary to comply with requirements of any law, regulation, or the order or judgment of a court or tribunal of competent jurisdiction. If any such public statement or release is so required, and AWS and ACC mutually agree to such statement or release, the Party making such disclosure shall consult with the other Party prior to making such statement or release and the Party shall use all reasonable efforts, act in good faith, to agree upon a text for such statement or release which is satisfactory to AWS and ACC. Nothing contained herein is intended to limit the ability of the Parties to make statements regarding the availability to such Party's Customers of the Services to be provided hereunder by the other Party or that such other Party is the provider of such Services.

         18.10 Neither of the Parties will be liable for nonperformance or defective performance of its obligations under this Agreement to the extent and for such periods of time as such nonperformance or defective performance is due to reasons outside such Party's control, including, without limitation, acts of God, war, acts of any governmental authority, riots, revolutions, fire, floods, explosions, sabotage, nuclear incidents, lightning, weather, earthquakes, storms, sinkholes, epidemics, strikes, or delays of suppliers or subcontractors for the same causes. Neither Party shall be required to settle any labor dispute or other third party dispute in any manner which is deemed by that Party to be less than totally advantageous, in that Party's sole discretion.

         18.11 Except as specifically provided herein, this Agreement is a non-exclusive arrangement between the Parties and nothing contained in this Agreement is intended or should be construed to preclude or limit a Party from obtaining from or providing to a third party Service of a type available or required to be provided under this Agreement.

EXECUTED as of the date first written above.

AT&T WIRELESS SERVICES, INC.                  ACC ACQUISITION LLC
By: /s/ Don Adams                             By: AT&T Wireless Services JV Co.
   ----------------------------
Name: Don Adams                               By: /s/ Don Adams
Title: Vice President - Carrier Relations        -------------------------------
Title: Vice President - Carrier Relations     Name: Don Adams
Date: 2/25/00                                      -----------------------------
     --------------------------               Title: Vice President
                                                    ----------------------------
                                              Date: 2/25/00
                                                   -----------------------------

                                              By: Dobson JV Company
                                              By: /s/ Everett Dobson
                                                 -------------------------------
                                              Name: Everett Dobson
                                                   -----------------------------
                                              Title: President
                                                    ----------------------------
                                              Date: 2/25/00
                                                   -----------------------------















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